Exhibit 10.6

NATIONWIDE HEALTH PROPERTIES, INC.

DEFERRED COMPENSATION PLAN

(Effective September 1, 1991, as amended July 1, 1997,

and as amended and restated as of October 28, 2008)

NATIONWIDE HEALTH PROPERTIES, INC.

DEFERRED COMPENSATION PLAN

TABLE OF CONTENTS

ARTICLE I TITLE AND PURPOSE		1

ARTICLE II DEFINITIONS		2
2.1	Definitions	2

ARTICLE III PARTICIPATION		6

ARTICLE IV DEFERRAL ELECTION		7
4.1	Deferral of Compensation	7
4.2	In-Service Distribution Date	8
4.3	Irrevocable Election	8

ARTICLE V ACCOUNTS AND INVESTMENT EQUIVALENTS		10
5.1	Accounts	10
5.2	Company Match	10
5.3	Investment Equivalents	11
5.4	Investment Options	11

ARTICLE VI VESTING		13

ARTICLE VII BENEFITS		14
7.1	Amount of Benefits	14
7.2	Method of Payment	14
7.3	Adjustment of Payments in Case of Unforeseeable Emergency or Hardship	14
7.4	Company’s Right to Withhold	15

ARTICLE VIII ADMINISTRATION		16
8.1	The Plan Committee	16
8.2	Committee Action	16
8.3	Rights and Duties	16
8.4	Indemnity and Liability	17

ARTICLE IX AMENDMENT AND TERMINATION		19
9.1	Amendments	19
9.2	Discontinuance of Plan	19

ARTICLE X MISCELLANEOUS		22

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10.1	Receipt or Release	22
10.2	Limitation on Participants’ Rights	22
10.3	Beneficiaries	22
10.4	Benefits Not Assignable; Obligations Binding Upon Successors	23
10.5	Forfeiture	23
10.6	California Law Governs; Severability	23
10.7	Gender	24
10.8	Headings Not Part of Plan	24
10.9	Section 409A	24
10.10	Non-Qualified Plan Status and ERISA	25
10.11	Claims Procedures	25
10.12	Appeals of Denied Claims	26

CERTIFICATION

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NATIONWIDE HEALTH PROPERTIES, INC.

DEFERRED COMPENSATION PLAN

(Effective September 1, 1991, as amended July 1, 1997,

and as amended and restated as of October 28, 2008)

ARTICLE I

TITLE AND PURPOSE

This Plan shall be known as the “Nationwide Health Properties, Inc. Deferred Compensation Plan” and shall become effective September 1, 1991. The purpose of this Plan is to provide a long-term performance incentive to employees of Nationwide Health Properties, Inc. and a means of attracting and retaining employees of outstanding abilities.

ARTICLE II

DEFINITIONS

2.1 Definitions. Whenever the following terms are used in this Plan, they shall have the meaning specified below unless the context clearly indicates to the contrary:

Account shall mean the account maintained for each Participant to reflect the Compensation deferred by the Participant, the Company Match and Investment Equivalents on the Compensation deferred and the Company Match.

Board of Directors shall mean the Board of Directors of the Company.

Code shall mean the Internal Revenue Code of 1986, as amended.

Company shall mean Nationwide Health Properties, Inc. or its successor or successors.

Company Match shall mean the additional amount credited to a Participant’s Account as a result of the Participant’s election to defer Compensation, as described in Section 5.2.

Compensation shall mean the base salary and bonuses which, but for the elections permitted under this Plan, would be payable by the Company to a Participant.

Compensation Committee shall mean the Compensation Committee appointed by the Board of Directors.

Disability shall mean the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, unable to engage in any substantial gainful activity or is receiving income replacement benefits under the terms of an accident and health plan covering directors or employees of the Company.

Election and Agreement shall have the meaning as set forth in Section 4.1.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended and the regulations promulgated thereunder.

Investment Equivalent shall mean the amount determined by the Plan Committee for each Participant pursuant to Article V.

Investment Option shall mean the options available for the crediting of Investment Equivalents, as set forth in Article V.

In-Service Distribution Date shall mean a date specified by the Participant in a valid Election and Agreement and as described in Section 4.2.

Participant shall mean a member of management or a highly compensated employee of the Company (including officers and directors) and may include a member of the Plan Committee or Compensation Committee who is also management or a highly compensated employee of the Company, selected by the Compensation Committee from such management and highly compensated employees as eligible to participate in the Plan.

Plan shall mean this Nationwide Health Properties, Inc. Deferred Compensation Plan.

Plan Committee shall mean the committee appointed by the Compensation Committee to administer this Plan in accordance with Article VIII. The Plan Committee may be comprised of Participants in this Plan.

Plan Year shall mean the calendar year.

Separation from Service shall mean the cessation of a Participant’s services as an employee or director of the Company, whether voluntary or involuntary, for any reason including retirement, Disability or death, where the Company and the Participant reasonably anticipate that no further services of any kind would be performed following such Separation from Service, or that the level of bona fide services the Participant would perform after such Separation from Service (whether as an employee, director or as an independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee, director or as an independent contractor) over the immediately preceding thirty six (36)-month period (or, if shorter, the full period of services to the Company).

Subsequent Deferral Election shall have the meaning as set forth in Section 4.3.

Valuation Date shall mean the last day of each Plan Year.

ARTICLE III

PARTICIPATION

Eligibility for participation in the Plan shall be limited to management and highly compensated employees of the Company (including officers and directors) and may include members of the Plan Committee or Compensation Committee who are also management or highly compensated employees of the Company. Participants in the Plan shall be selected by the Compensation Committee from such management and highly compensated employees.

ARTICLE IV

DEFERRAL ELECTION

4.1 Deferral of Compensation. In order to defer receipt of Compensation for any Plan Year, a Participant must file a written application for participation with the Plan Committee on a form provided by the Plan Committee (the “Election and Agreement”) not later than the December 31st immediately preceding such Plan Year, stating the (1) dollar amount or percentage per pay period of base salary or bonus award, if any, that the Participant elects to defer and (2) In-Service Distribution Date desired, if any, as described in Section 4.2. A Participant may also elect Investment Options on a separate form as prescribed by the Plan Committee, as described in Section 5.4. The Participant’s Compensation shall be reduced by the amount so stated and said amount shall be credited to the Participant’s Account as of the earliest date such Compensation would otherwise be due and payable.

Notwithstanding the above, if an employee or director is first employed or his services engaged by the Company during a Plan Year, and is otherwise eligible and has been selected for Plan participation by the Compensation Committee pursuant to Article III, such Participant may defer receipt of Compensation for the remainder of that Plan Year by filing an Election and Agreement not later than thirty (30) days after the date he or she was selected for Plan participation (in this case Compensation shall mean base salary to be earned after the date the Election and Agreement is executed and a pro-rata portion of the Participant’s bonus for such Plan Year based on the date the Election and Agreement is executed). Such Participant’s Compensation for that Plan Year shall be reduced, commencing with the first full pay period after the date of such Participant’s Election and Agreement, by the amount so stated and said amount shall be credited to such Participant’s Account as of the earliest date such Compensation would otherwise be due and payable.

4.2 In-Service Distribution Date. A Participant may elect an In-Service Distribution Date. Such election shall be made in the Participant’s Election and Agreement and shall specify the portion or amount of the Participant’s Account to be distributed on such In-Service Distribution Date. Subject to Section 4.3, any election of an In-Service Distribution Date shall be irrevocable, both as to the date of distribution and as to the amount of the distribution.

If a Participant elects an In-Service Distribution Date or a Subsequent Deferral Election (as defined below) for less than 100% of his Account (determined as of the In-Service Distribution Date or Subsequent Deferral Election, as applicable), the balance of such Participant’s Account remaining after the In-Service Distribution Date or Subsequent Deferral Election (as may be adjusted pursuant to the Plan) shall be distributed in accordance with Section 7.1.

If a Participant has a Separation from Service prior to his In-Service Distribution Date or Subsequent Deferral Election, his In-Service Distribution Date or Subsequent Deferral Election shall not be given effect and distribution of the Participant’s Account shall be made in accordance with Section 7.1.

4.3 Irrevocable Election. An Election and Agreement shall become binding and irrevocable in all respects upon the execution of such Election and Agreement, and shall remain in effect until modified by the Participant (a “Subsequent Deferral Election”), provided that such Subsequent Deferral Election shall be made by the Participant prior to the last permissible date for making such election. Notwithstanding the foregoing, a Participant may make a Subsequent Deferral Election after the last permissible date for making such election provided that:

(i) such Subsequent Deferral Election will not take effect until at least twelve (12) months after the date on which the Subsequent Deferral Election is made;

(ii) the payment with respect to such Subsequent Deferral Election is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid (or, in the case of (a) a life annuity or (b) installment payments treated as a single payment, five (5) years from the date the first amount was scheduled to be paid); and

(iii) any Subsequent Deferral Election related to a payment to be made at a specified time or pursuant to a fixed schedule is made not less than twelve (12) months before the date the payment is scheduled to be paid (or, in the case of (a) a life annuity or (b) installment payments treated as a single payment, twelve (12) months before the date the first amount was scheduled to be paid).

ARTICLE V

ACCOUNTS AND INVESTMENT EQUIVALENTS

5.1 Accounts. The Plan Committee shall maintain an Account for each Participant and shall credit such Account with the amounts of Compensation deferred pursuant to Article IV, the Company Match calculated pursuant to Section 5.2 and the Investment Equivalents calculated pursuant to Section 5.3. Deferred Compensation shall be credited to the Participant’s Account as of the earliest date such Compensation would otherwise be due and payable.

5.2 Company Match. The Company Match for 1997 and subsequent years shall be the lesser of the amounts described in (a) or (b) below:

(a) one half of the Compensation (other than annual bonus) deferred by the Participant under this Plan for such year.

(b) Four percent (4%) of the Participant’s gross Compensation (other than annual bonus) for the same such year as referenced in (a) above.

The Committee shall credit the Company Match to a Participant’s Account as of the date deferred Compensation which is eligible for a Company Match is credited to the Participant’s Account. Gross Compensation means Compensation which would be payable but for a Participant’s election under this Plan, provided that for purposes of calculating the annual limit on the Company Match, any bonus paid or payable shall not be included in the Participant’s gross Compensation. The Committee shall, if necessary, appropriately adjust the Participant’s Account as of earliest of (1) the last day of the Plan Year, (2) the date of the Participant’s Separation from Service, (3) an In-Service Distribution Date or (4) such date that a determination is made that amounts credited under this Section 5.2 would need adjustment to properly reflect the annual limit on the Company Match.

5.3 Investment Equivalents. On each Valuation Date, each Participant’s Account shall be credited (or debited) with the appropriate Investment Equivalent. The Investment Equivalent shall be calculated separately for each Investment Option by determining the investment gain or loss which would have occurred if the Participant’s Account had been invested in the Investment Option specified by the Participant. In calculating the Investment Equivalents, amounts will be considered invested as of the date such amounts are deemed credited to the Participants’ Accounts under Sections 5.1 and 5.2.

5.4 Investment Options. The Investment Equivalent for each such Investment Option shall be determined by the Plan Committee according to the methods described below. The Plan Committee may add additional Investment Options by adopting written rules which describe the method of determining the Investment Equivalent on such Investment Options. Investment options available under the Plan may include: (i) a government fund selected by the Plan Committee, which seeks to invest primarily in debt issued by the United States government; (ii) an equity fund selected by the Plan Committee, which seeks to invest primarily in equity securities; and (iii) a balanced fund selected by the Plan Committee, which seeks to invest primarily in both debt and equity securities, the proportions of which may change from time to time. In addition, the Plan may include an investment option under which investment gains and losses will be determined according to the securities or funds specified by the Participant, subject to restrictions established by the Plan Committee.

Each Participant may designate the Investment Option(s) of his choice by so electing on the form prescribed by the Plan Committee. Each Participant may change his Investment Option(s) once per quarter at the time and upon such notice as is required by the Plan Committee. The date upon which the Participant’s Accounts shall be credited with Investment Equivalents corresponding to the Participant’s new Investment Option(s) shall be determined by the Plan Committee.

The Company has no obligation to invest any deferred Compensation in any particular manner. All amounts under the Plan are subject to the creditors of the Company; the Participants and Beneficiaries shall have no rights superior to those of the unsecured creditors of the Company.

ARTICLE VI

VESTING

The interest of a Participant in his benefits under the Plan shall be 100% vested at all times, which means that it will not forfeit as a result of his Separation from Service. However, a Participant’s right to be paid by the Company remains subject to the claims of the general creditors of the Company.

ARTICLE VII

BENEFITS

7.1 Amount of Benefits. The Participant (or his Beneficiary in the case of his death) shall become entitled to payment of his Account upon the earlier of (1) his In-Service Distribution Date or Subsequent Deferral Election, as applicable, (2) a Separation from Service with the Company or (3) an unforeseeable emergency or hardship as described in Section 7.3, and shall be paid within thirty (30) days following the occurrence of such event.

7.2 Method of Payment. Benefit payments made to a Participant shall be made as a single lump sum payable within thirty (30) days following the time of entitlement to a benefit specified in Section 7.1.

7.3 Adjustment of Payments in Case of Unforeseeable Emergency or Hardship. While it is the primary purpose of the Plan to provide funds for the years after Participants are no longer able to render active service to the Company, it is recognized that in the case of an unforeseeable emergency or hardship, it would be in the best interests of Participants to permit a lump sum payment of accelerated payments to be made to them. Accordingly, the Plan Committee, in its sole discretion, may, upon written request of a Participant, provide for a cancellation of such Participant’s deferral election in whole or in part, to take account of and ameliorate an unforeseeable emergency or hardship affecting him or any of his dependents, pursuant to the requirements of Section 409A of the Code. An unforeseeable emergency or hardship shall be an event specified in Treasury Regulation Section 1.401(k)-1(d)(3). If the Participant requesting such a cancellation of a deferral election is a member of the Plan Committee, he shall not participate in the decision of the Plan Committee concerning such payment. The amount of any such cancellation of a deferral election shall not exceed the lesser of:

(a) the amount necessary to take account of and ameliorate such unforeseeable emergency or hardship or

(b) the entire amount of such Participant’s Account.

The remaining portion of such Participant’s Account, if any, shall be distributed according to Sections 7.1 and 7.2 of this Plan prior to the adjustment under this section. This section shall not be construed to allow distribution under the Plan of amounts greater than those the Participant would have otherwise received, if no adjustment under this section had been made.

7.4 Company’s Right to Withhold. The Company shall have the right to deduct from any payment any federal, state or local taxes or deductions required by law to be withheld with respect to such payments.

ARTICLE VIII

ADMINISTRATION

8.1 The Plan Committee. The Plan Committee hereunder shall consist of three or more persons appointed form time to time by the Compensation Committee. Any member of the Plan Committee may resign by delivering a written resignation to the Compensation Committee. Members of the Plan Committee shall not receive any additional compensation for administration of the Plan.

8.2 Committee Action. The Plan Committee shall, for the purpose of administering the Plan, choose a Secretary who may be, but is not required to be, a member of the Plan Committee, who shall keep minutes of the Plan Committee’s proceedings and all records and documents pertaining to the Plan Committee’s administration of the Plan. A member of the Plan Committee shall not vote or act upon any matter which relates solely to himself as a Participant in this Plan. The Secretary may execute any certificate or other written direction on behalf of the Plan Committee. Any act which this Plan authorizes or requires the Plan Committee to do may be done by a majority of its members. The action of such majority, expressed from time to time by a vote at a meeting or by unanimous written consent of Plan Committee members without a meeting, shall constitute the action of the Plan Committee.

8.3 Rights and Duties. Subject to the limitations of this Plan, the Plan Committee shall be charged with the general administration of this Plan and the responsibility for carrying out its provisions, and shall have powers necessary to accomplish those purposes, including, but not by way of limitation, the following:

(a) To construe, interpret and administer the Plan;

(b) To determine the Investment Equivalents;

(c) To make any other determinations required by this Plan which are not explicitly made the authority of another person or persons by this Plan;

(d) To compute and certify the amount of benefits payable to Participants;

(e) To authorize all payments pursuant to the Plan;

(f) To determine the necessity for and the amount of any hardship adjustment pursuant to Section 7.3 of this Plan;

(g) To maintain all the necessary records for the administration of the Plan;

(h) To make and publish rules for the administration, interpretation and regulation of the Plan; and

(i) To communicate to each Participant annually, as soon as practicable after the close of each Plan Year, the value of his Account.

All actions taken and all determinations made by the Plan Committee and the Plan Committee’s calculation of benefits payable to Participants shall be conclusive. In performing its duties, the Plan Committee shall be entitled to rely on information, opinions, reports or statements prepared or presented by: (i) officers or employees of the Company whom the Plan Committee believes to be reliable and competent as to such matters; and (ii) counsel (who may be counsel to the Company), independent accountants and other persons as to matters which the Plan Committee believes to be within such persons’ professional or expert competence. The Plan Committee shall be fully protected with respect to any action taken or omitted by it in good faith pursuant to the advice of such persons.

8.4 Indemnity and Liability. All expenses of the Plan Committee shall be paid by the Company and the Company shall furnish the Plan Committee with such clerical and other assistance as is necessary in the performance of its duties. No member of the Plan Committee shall be liable for any act or omission of any other member of the Plan Committee nor for any act or omission on his own part, excepting only his own willful misconduct or gross negligence. To the extent permitted by law, the Company shall indemnify and save harmless each member of the Plan Committee against any and all expenses and liabilities arising out of his membership on the Plan Committee, excepting only expenses and liabilities arising out of his own willful misconduct or gross negligence, as determined by the Board of Directors.

ARTICLE IX

AMENDMENT AND TERMINATION

9.1 Amendments. The Compensation Committee shall have the right to amend this Plan in whole or in part from time to time by resolutions, and to amend or cancel any amendments; provided, however, that no action under this section shall cancel or otherwise adversely affect in any way any Participant’s rights with respect to amounts previously allocated to any Participant’s Account. Such amendments shall be stated in an instrument in writing, certified in the same manner and at the time therein set forth, and all Participants shall be bound thereby upon receipt of notice thereof.

9.2 Discontinuance of Plan. It is the expectation of the Company that this Plan shall be continued indefinitely, but continuance of this Plan is not assumed as a contractual obligation of the Company. In the event that the Board of Directors decides to discontinue and terminate this Plan, it shall notify the Plan Committee of its action in an instrument in writing, certified in the same manner as this Plan, and this Plan shall be terminated at the time therein set forth, and all Participants shall be bound thereby; provided, however, that no action under this section shall cancel or affect in any way any Participant’s rights with respect to amounts previously allocated to any Participant’s Account. Upon such termination or discontinuance, the Plan Committee in its sole discretion may elect to immediately pay or commence to pay benefits to all Participants in a lump sum or in the manner (if any) previously elected by such Participants provided that such termination or discontinuance occurs:

(1) within twelve (12) months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participants’ gross incomes in the later of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received):

(ii) the calendar year in which the Plan termination and liquidation occurs;

(iii) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(iv) the first calendar year in which the payment is administratively practicable;

(2) pursuant to irrevocable action by the Company within the thirty (30) days preceding or the twelve (12) months following a change in control event (as defined in Treasury Regulation §1.409A-3(i)(5)); provided, however, that all agreements, methods, programs, and other arrangements sponsored by the Company immediately after the time of the change in control event that can be aggregated with the Plan pursuant to Treasury Regulation §1.409A-1(c)(2)(i) are terminated with respect to each Participant who experienced the change in control event, so that under the terms of the termination and liquidation, all such participants are required to receive all amounts of compensation deferred under the termination agreements, methods, programs, and other arrangements within twelve (12) months of the date the Company irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs, and other arrangements; or

(3) at any time, provided that:

(i) the termination does not occur proximate to a downturn in the financial health of the Company;

(ii) the Company terminates and liquidates all agreements, methods, programs, and other arrangements that would be aggregated with the Plan pursuant to Treasury Regulation §1.409A-1(c);

(iii) all payments in liquidation of the Plan are made after twelve (12) months but before twenty-four (24) months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred (the “Plan Termination Date”); and

(iv) the Company does not adopt a new plan that would be aggregated with any terminated and liquidated plan under Treasury Regulation §1.409A-1(c) at any time within three (3) years following the Plan Termination Date.

ARTICLE X

MISCELLANEOUS

10.1 Receipt or Release. Any payment to any Participant or Beneficiary in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan Committee, the Compensation Committee and the Company, and, to the extent permitted by law, the Plan Committee may require such Participant, as a condition precedent to such payment, to execute a receipt and release to such effect.

10.2 Limitation on Participants’ Rights. Participation in this Plan shall not give any Participant the right to be retained in the employ of the Company or any rights or interest other than as herein provided. The employment rights of any Participant or other Employee shall not be enlarged, guaranteed or affected by reason of any of the provisions of this Plan. The Company reserves the right to dismiss any Participant without any liability for any claim against the Company under this Plan, except for payment of vested benefits to the extent expressly provided herein. This Plan shall create only a contractual obligation on the part of the Company as to such amounts and shall not be construed as creating a trust or any fiduciary relationship. This Plan, in and of itself, has no assets and no assets or funds of the Company shall be set aside or otherwise segregated to satisfy the obligations created hereunder. Participants or Beneficiaries shall have only the rights of general unsecured creditors of the Company with respect to amounts credited and benefits payable, if any, on their Accounts.

10.3 Beneficiaries. A Participant shall designate in writing, on forms prescribed by and filed with the Committee, a Beneficiary or Beneficiaries to receive any payments payable after his death and may at any time amend or revoke any such designation; provided, however, that if a person other than the Participant’s spouse is designated as a Beneficiary, the Participant’s spouse must sign a statement specifically approving such designation. If no Beneficiary designation is in effect at the time of a Participant’s death, or in the absence of a spousal approval as hereinabove provided, payments hereunder shall be made to his personal representative. Any payments which would have been payable to any Participant if he had lived shall be paid to the Participant’s designated Beneficiaries (or, in the absence of any such designation, to his personal representative) according to Section 7.2.

10.4 Benefits Not Assignable; Obligations Binding Upon Successors. Benefits of a Participant under this Plan shall not be assignable or transferable and any purported transfer, assignment, pledge or other encumbrance or attachment of any payments or benefits under this plan, other than by operation of law or pursuant to Section 10.3, shall not be permitted or recognized. Obligations of the Company under this Plan shall be binding upon successors of the Company.

10.5 Forfeiture. Any payment or distribution to a Participant or Beneficiary under the Plan shall be deemed made when mailed by normal first class mail to the last known mailing address of the Participant or Beneficiary. Any Company check used to make a payment pursuant to this Plan which is not cashed within three years shall be cancelled and the Company shall have no further obligation to the Participant or Beneficiary. Neither the Plan Committee, the Compensation Committee nor the Company shall have any duty to give notice that amounts are payable under the Plan to any person other than the Participant.

10.6 California Law Governs; Severability. The validity of this Plan or any of its provisions shall be construed, administered and governed in all respects under and by the laws of the State of California to the extent such laws are not preempted by federal law. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

10.7 Gender. The masculine pronoun and adjective shall be deemed to include the feminine, unless a different meaning is plainly required by the context.

10.8 Headings Not Part of Plan. Headings and subheadings in this Plan are inserted for reference only and are not to be considered in the construction of the provisions hereof.

10.9 Section 409A. For purposes of this Plan, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code. Notwithstanding any provision to the contrary in this Plan, to the extent necessary to avoid the imposition of taxes under Section 409A of the Code, no payment or distribution under this Plan that becomes payable by reason of the Participant’s termination of employment or service with the Company will be made to the Participant unless the Participant’s termination of employment or service constitutes a “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code). In addition, no such payment or distribution will be made to the Participant prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Participant’s “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code) or (ii) the date of the Participant’s death, if the Participant is deemed at the time of such separation from service to be a “key employee” within the meaning of that term under Section 416(i) of the Code and such delayed commencement is otherwise required in order to avoid the imposition of taxes under Section 409A of the Code. As soon as practicable following the earlier of (i) or (ii), but in no event later than ten (10) days following the expiration of the six-month period (or if the payment is being made following the Participant’s death, no later than sixty (60) days following the date of death), all payments and benefits deferred pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to the Participant in a lump sum, and any remaining payments due under this Plan will be paid in accordance with the normal payment dates specified for them herein. It is intended that this Plan shall comply with the provisions of Section 409A of the Code so as not to subject any Participant to the payment of additional taxes and interest under Section 409A of the Code. In furtherance of this intent, this Plan shall be interpreted, operated, and administered in a manner consistent with these intentions, and to the extent that any rules, regulations or other guidance issued under Section 409A of the Code would result in any Participant being subject to payment of additional income taxes or interest under Section 409A of the Code, the Company shall amend this Plan to the extent necessary to avoid the application of such taxes or interest to the extent permitted by Section 409A of the Code.

10.10 Non-Qualified Plan Status and ERISA. The Plan is intended to be a plan that is not qualified within the meaning of Section 401(a) of the Code. The Plan “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with the intent described in the preceding sentence.

10.11 Claims Procedures. If a Participant, Beneficiary or other person (hereafter, “Claimant”) does not receive timely payment of any benefits which he or she believes are due and payable under the Plan, he or she may make a claim for benefits to the Plan Committee. The claim for benefits must be in writing and addressed to the Company or Plan Committee. The Plan

Committee shall notify the Claimant whether such claim shall be granted or denied within 90 days after the Plan Committee initially received the benefit claim. However, if special circumstances require an extension of time for processing the claim, the Plan Committee will furnish notice of the extension to the Claimant prior to the termination of the initial 90-day period and such extension may not exceed one additional, consecutive 90-day period. Any notice of a denial of benefits should include the following: the specific reason or reasons for the adverse determination; reference to the specific Plan provisions on which the determination was based; a description of any additional material or information necessary for the Claimant to perfect his claim and an explanation of why such material or information is necessary; a description of the Plan’s review procedures; and a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim. If notice of the denial of a claim is not furnished in accordance with this Section 10.11, the claim shall be deemed denied and the Claimant shall be permitted to exercise his right to review pursuant to Section 10.12.

10.12 Appeals of Denied Claims. Each Claimant whose claim for benefits has been denied may file a written appeal for a review of his claim by the Plan Committee. The request for review must be filed by the Claimant within 60 days after he or she received the notice denying his claim. The decision of the Plan Committee will be communicated to the Claimant within 60 days after receipt of a request for appeal. The notice shall set forth the basis for the Plan Committee’s decision. If there are special circumstances which require an extension of time for completing the review, the Plan Committee’s decision may be rendered not later than 120 days after receipt of a request for appeal. If notice of the decision on the review is not furnished in accordance with this Section 10.12, the claim shall be deemed denied and the Participant shall be permitted to exercise his right to a legal remedy.